EXHIBIT 4


              AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                    WITH RESPECT TO LONG-TERM DEBT


 The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.

                                           OAKWOOD HOMES CORPORATION

                                           By: s/C. Michael Kilbourne
                                               C. Michael Kilbourne
                                               Vice President

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